Exhibit 10.22
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 22, 2005 by and between INTERNATIONAL DISPLAYWORKS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Trade Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Trade Bank dated as of March 30, 2005, as amended from time to time (“Credit Agreement”).
     WHEREAS, Trade Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
III.	NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

I.	The first sentence of Article I. CREDIT FACILITY, Section 1.2 Credit Extension Limit, is hereby deleted in its entirety, and the following substituted therefor:
“Section 1.2 Credit Extension Limit. The aggregate outstanding amount of all Credit Extensions may at no time exceed the lesser of (a) Twenty Million Dollars ($20,000,000) or (b) the Borrowing Base if in effect from time to time (“Overall Credit Limit”)”.
II.	Article I. CREDIT FACILITY, Section 1.3 Overadvance, is hereby deleted in its entirety, and the following substituted therefor:
“1.3 Overadvance. All Credit Extensions made hereunder shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the aggregate outstanding amount of all Credit Extensions made pursuant to this Agreement exceeds the dollar limitation in Section 1.2 or the Borrowing Base, then Borrower shall immediately pay to Trade Bank on demand, in cash, the amount of such excess.”
III.	The following is hereby added to Credit Agreement as the new Section 2.14 as follows:
“2.14 The Policy. Borrower has reviewed the representations set forth in that certain Short Term Comprehensive Multi-Buyer Credit Insurance policy no. GMB-120060 issued by Great American Insurance Co. as insurer (“Insurer”) to Borrower as insured, dated as of November 1, 2005 and all amendments and endorsements thereto (“Policy”) which representations are reconfirmed and incorporated into this Agreement by reference, and Borrower has no knowledge that the terms of the Policy have not or will not be met, or that a claim there under will not be paid. The Policy is and shall remain legally enforceable in accordance with its terms until all Obligations under this Agreement has been paid in full.”
IV.	Section 1.6 is hereby deleted in its entirety, without substitution.

V.	Article V. NEGATIVE COVENANTS, Section 5.6, Indebtedness For Borrowed Money, is hereby deleted in its entirety, and the following substituted therefor:

“5.6 Indebtedness For Borrowed Money. Borrower will not incur any indebtedness for borrowed money, except (a) to Trade Bank, (b) for indebtedness subordinated to the Obligations by an instrument or agreement in form acceptable to Trade Bank, and (c) an additional indebtedness of $1,500,000 to finance a dormitory for Borrower’s North Campus manufacturing facility in Shenzhen, China.”
VI.	Article VIII. DEFINITIONS, Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, and 8.20, shall be renumbered as Sections 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, and 8.21, respectively.
VII.	The following is hereby added to the Credit Agreement as the new Section 8.4:
“8.4 “Borrowing Base” means an amount equal to eighty percent (80%) of Borrower’s Eligible Accounts Receivable. All of the foregoing shall be determined by Trade Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Trade Bank may from time to time require. Borrower acknowledges that said Borrowing Base was established by Trade Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits, and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Trade Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Trade Bank, in its sole discretion, may reduce the foregoing advance rate against Borrower’s Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish reserves against Borrower’s Eligible Accounts Receivable.”
VIII.	The following is hereby added to the Credit Agreement as the new Section 4.9:
“4.9 The Policy. Borrower shall comply at its own expense with all obligations and covenants binding upon Borrower under the Policy. Borrower shall permit Trade Bank to communicate directly with the Insurer without further permission or authorization from Borrower on any aspect or matter relating to the Policy, including without limitation, filing a claim under the Policy, as assignee. Borrower shall pay when due all premiums due under the Policy. Borrower will not request, agree to or accept any amendments or modifications to the Policy without Trade Bank’s prior written consent.”
IX.	Article VIII. DEFINITIONS, Sections 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, and 8.21 shall be renumbered as Sections 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21, and 8.22, respectively.

X.	The following is hereby added to the credit agreement as the new Section 8.8:
“8.8 “Credit” means any discount, allowance, credit, rebate, or adjustment granted by Borrower with respect to an Account Receivable.”
XI.	Article VIII. DEFINITIONS, Sections 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21 and 8.22 shall be renumbered as Sections 8.14, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22 and 8.23, respectively.

     XII. The following is hereby added to the credit agreement as the new Section 8.13:
“8.13 “Eligible Accounts Receivable” means those Accounts Receivable which have been created in the ordinary course of Borrower’s business and upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any conditions whatsoever, and shall not include:
(a) any account which is past due ninety (90) days after the invoice date with respect to Accounts Receivable with payment terms of net thirty (30) or net sixty (60) calendar days from invoice date; and thirty (30) days after the due date with respect to Accounts Receivable with payment terms of net ninety (90) calendar days from invoice date;
(b) any account for which there are any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;
(c) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;
(d) any account which represents an obligation of an account debtor located in a foreign country, unless it is insured in an amount and manner satisfactory to Trade Bank under the Policy;
(e) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, parent or subsidiary of Borrower.
(f) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;
(g) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor is not eligible pursuant to (a) above;
(h) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts receivable from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts receivable;
(i) any account deemed ineligible by Trade Bank when Trade Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.
In addition, if more than twenty percent (20%) of the accounts owing from an account debtor are outstanding more than sixty (60) calendar days from the invoice date or are otherwise not eligible accounts, then all accounts owing from that account debtor will be deemed ineligible for borrowing.”
XIII.	Page 12 of the Credit Agreement is hereby amended by deleting “599 Menlo Drive, Suite 200, Rocklin, CA 95765” as the Borrower’s Address and by substituting “1613 Santa Clara Drive, Suite 100, Roseville, CA 95661” therefor.

XIV.	EXHIBIT A, ADDENDUM TO CREDIT AGREEMENT is hereby deleted in its entirety, and the attached EXHIBIT A, ADDENDUM TO CREDIT AGREEMENT, all terms of which are incorporated herein by this reference, shall be substituted therefor.

XV.	The CREDIT SUBLIMITS section of EXHIBIT B, REVOLVING CREDIT FACILITY SUPPLEMENT is hereby amended by deleting “$10,000,000” as the Acquisition Subfacility Sublimit and substituting “$10,400,000” therefor.

XVI.	The Acquisition Subfacility, Term section of EXHIBIT B, REVOLVING CREDIT FACILITY SUPPLEMENT is hereby deleted in its entirety, without substitution.
     Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

INTERNATIONAL DISPLAYWORKS, INC.	WELLS FARGO HSBC TRADE BANK,
NATIONAL ASSOCIATION

By:	By:

Title:	M.W. Beachler Vice President

WELLS FARGO HSBC TRADE BANK	EXHIBIT A ADDENDUM TO CREDIT AGREEMENT
THIS ADDENDUM IS ATTACHED TO THE CREDIT AGREEMENT (“CREDIT AGREEMENT”) BETWEEN WELLS FARGO HSBC TRADE BANK AND THE FOLLOWING BORROWER:
NAME OF BORROWER: INTERNATIONAL DISPLAYWORKS, INC.
ADDITIONAL AFFIRMATIVE COVENANTS
The following covenants are part of Article IV of the Credit Agreement:
REPORTS. Borrower will furnish the following information or deliver the following reports to Trade Bank at the times indicated below:
•	Annual Financial Statements: Not later than ninety (90) calendar days after and as of the end of each of Borrower’s fiscal years, an annual unqualified audited financial statement of Borrower prepared by a certified public accountant acceptable to Trade Bank and prepared in accordance with GAAP, to include balance sheet, income statement, statement of cash flow, and source and application of funds statement.

•	Monthly Financial Statements: Not later than thirty (30) calendar days after and as of the end of each calendar month, a financial statement of Borrower prepared by Borrower, to include balance sheet and income statement.
Certificate of Compliance: At the time each financial statement of Borrower required above is delivered to Trade Bank, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default under the Agreement nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.
•	Borrowing Base Certificate: If at the end of each month and at the time an Advance is requested, the aggregate amount of all Credit Extensions is Twelve Million Dollars ($12,000,000) or greater, not later than twenty (20) calendar days after and as of the end of each month and at the time an Advance is requested, a borrowing base certificate.

•	Borrowing Base Report: If at the end of each fiscal quarter, the aggregate outstanding amount of all Credit Extensions is less than Twelve Million Dollars ($12,000,000), then not later than twenty (20) days after and as of the end of each quarter, a borrowing base report showing Borrower’s compliance with the Borrowing Base.

•	Accounts Receivable Aged Listing: If a Borrowing Base Certificate is required hereunder, not later than twenty (20) calendar days after and as of each month end, an aged listing of accounts receivable, including both factored and unfactored accounts.

•	Accounts Payable Aged Listing: If a Borrowing Base Certificate is required hereunder, not later than twenty (20) calendar days after and as of each month end, an aged listing of accounts payable.

•	Account Debtors List: Not later than twenty (20) calendar days after and as of the end of each of Borrower’s second and fourth fiscal quarters, a list of the names, addresses and phone numbers of all Borrower’s account debtors and an aged listing of their balances.

•	Collateral Examination: A satisfactory examination of all Borrower’s collateral to be performed semi-annually by collateral examiners acceptable to Trade Bank with reimbursement to Trade Bank by Borrower of all costs and expenses for each examination.

•	Projections: Not later than thirty (30) calendar days after and as of the end of each fiscal year, a projection in form and substance satisfactory to Trade Bank.

•	Insurance: Borrower will maintain in full force and effect insurance coverage on all Borrower’s property, including, but not limited to, the following types of insurance coverage: policies of fire insurance business personal property insurance
All the insurance referred to in the preceding sentence must be in form, substance and amounts, and issued by companies, satisfactory to Trade Bank, and cover risks required by Trade Bank and contain loss payable endorsements in favor of Trade Bank.
FINANCIAL COVENANTS. Borrower will maintain the following (if Borrower has any Subsidiaries which must be consolidated under GAAP, the following applies to borrower and the consolidated Subsidiaries):
•	Total Liabilities divided by Tangible Net Worth. Not at any time greater than 1.25 to 1.0 (“Tangible Net Worth” means the aggregate of total shareholders’ equity determined in accordance with GAAP plus indebtedness which is subordinated to the Obligations to Trade Bank under a subordination agreement in form and substance acceptable to Trade Bank or by subordination language acceptable to Trade Bank in the instrument evidencing such indebtedness less (i) all assets which would be classified as intangible assets under GAAP, including, but not limited to, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (ii) assets which Trade Bank determines in its business judgment would not be available or would be of relatively small value in a liquidation of Borrower’s assets, including, but not limited to, loans to officers or affiliates and other items, and “Total Liabilities” excludes indebtedness which is subordinated to the Obligations to Trade Bank under a subordination agreement in form and substance acceptable to Trade Bank or by subordination language acceptable to Trade Bank in the instrument evidencing such indebtedness.).

•	Quick Asset Ratio. Not at any time less than .65 to 1.0 “Quick Asset Ratio” means “Quick Assets” divided by total current liabilities, and “Quick Assets” means cash on hand or on deposit in banks, readily marketable securities issued by the United States, readily marketable commercial paper rated “A-1” by Standard & Poor’s Corporation (or a similar rating by a similar rating organization), certificates of deposit and banker’s acceptances, and accounts receivable (net of allowance for doubtful accounts).

•	Net Income After Taxes. Not less than (i) $1 for the fourth fiscal quarter of 2005, and (ii) $1 for the first fiscal quarter of 2006.
BY SIGNING HERE BORROWER AGREES TO THE DESIGNATED PROVISIONS IN THIS ADDENDUM:

INTERNATIONAL DISPLAYWORKS, INC.

By:

Title:

WELLS FARGO HSBC TRADE BANK	EXHIBIT B REVOLVING CREDIT FACILITY SUPPLEMENT
THIS SUPPLEMENT IS AN INTEGRAL PART OF THE CREDIT AGREEMENT BETWEEN WELLS FARGO HSBC TRADE BANK AND THE FOLLOWING BORROWER:
NAME OF BORROWER: INTERNATIONAL DISPLAYWORKS, INC.
CREDIT LIMIT FOR THIS REVOLVING CREDIT LOAN FACILITY AND SUBLIMITS: Credit Limit: $20,000,000 (subject to dollar limitations in Section 1.2 of Agreement)
CREDIT SUBLIMITS: Subject to the Revolving Credit Facility Credit Limit, the Credit Sublimit for each Subfacility specified below refers to the aggregate amount which may be outstanding at any one time under each such Subfacility.
•	Sight Commercial Letters of Credit/Standby Letters of Credit $ 5,000,000

•	Acquisition Subfacility $10,000,000
FACILITY DESCRIPTION: Trade Bank will make the Revolving Credit Facility available to finance Borrower’s working capital and for acqusitions under the Acquisition Subfacility. Subject to the credit sublimits specified above, the Revolving Credit Facility may be supported by (i) a standby letter of credit in favor of Trade Bank, (ii) a guarantee or (iii) accounts receivable, inventory or other collateral. Revolving Credit Loans cannot be used to repay outstanding Revolving Credit Loans or Term Loans that have matured or to repay amounts due under any other Facilities provided to Borrower.
FACILITY DOCUMENTS:
•	Revolving Credit Loans Note: The term and prepayment conditions of the Loans under Revolving Credit Facility are set forth in Revolving Credit Loans Note.
INTEREST RATES:
•	Loans under Revolving Credit Facility: All outstanding Loans under Revolving Credit Facility will bear interest at the following rate:
Prime Rate: The Prime Rate plus .50% per annum.
Other Rate: LIBOR plus 3.0% per annum.
Interest Payment Dates: Interest on all outstanding Loans under Revolving Credit Facility will be paid at least once each month on the first day of the month.
FEES:
•	Facilities Fee: Borrower will pay the following Facilities Fee to Trade Bank before any Facility, including this Facility, is made available to Borrower: $50,000.

•	Non-Utilization Fee: Borrower will pay the following Non-Utilization Fee payable in arrears on a quarterly basis, computed at a rate per annum of .10% on the average daily amount of the unused portion of the Overall Credit Limit for each such quarter.

•	Sight Commercial Credits:
Issuance Fees/Fees For Increasing Credit Amounts or Extending Expiration Dates: (Minimum $150) 1/8 of 1% per annum of the amount of each Sight Commercial Credit and of any increase in such amount. Payable: At the time each Sight Commercial Credit is issued or increased and at the time the expiration date of any Sight Commercial Credit is extended.

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Amendment Fees: (Minimum $100) $100.00 for each amendment, unless the amendment is an increase in the Sight Commercial Credit amount or an extension of the expiration date, in which case the Issuance Fee above will substitute for any Amendment Fee. Payable: At the time each amendment is issued.
Negotiation/Payment/Examination Fees: (Minimum $125) 1/4 of 1% of the face amount of each drawing under each Sight Commercial Credit. Payable: At the time any draft or other documents are negotiated, paid or examined.
•	Standby Credits:
Commission Fees/Fees For Increasing Credit Amounts or Extending Expiration Dates: (Minimum $410) 2% of the amount of each Standby Credit and of any increase in such amount. Payable: At the time each Standby Credit is issued or increased and at the time the expiration date of any Standby Credit is extended.
Amendment Fees: (Minimum $130) $130 for each amendment, unless the amendment is an increase in the Standby Credit amount or an extension of the expiration date, in which case the Commission Fee above will substitute for any Amendment Fee. Payable: At the time each amendment is issued.
Negotiation/Payment/Examination Fees: (Minimum $250) 1/4 of 1% of the face amount of each drawing under each Standby Credit. Payable: At the time any draft or other documents are negotiated, paid or examined.
COLLATERAL: See Exhibit C — Collateral/Credit Support Document.
SUBFACILITIES DESCRIPTION, PURPOSE, DOCUMENTS, TERM, AND PREPAYMENTS:
•	Sight Commercial Credits/Standby Credits:
(a) Sight Commercial Credits:
Description And Purpose: Trade Bank will issue sight commercial letters of credit (each a “Sight Commercial Credit”) for the account of Borrower for the purpose or purposes stated below. Subject to the credit sublimits specified above, these Sight Commercial Credits will be transferable or not transferable and have the goods related to them consigned to or not consigned to, or controlled by or not controlled by, Trade Bank. The Sight Commercial Credit Sublimit specified above refers to the aggregate undrawn amount of all Sight Commercial Credits which may be at any one time outstanding under this Facility together with the aggregate amount of all drafts drawn under such Sight Commercial Credits which have not been reimbursed as provided below at such time.
This Subfacility may only be used for the following purpose: Importation of Computer Terminals.
Documents:

Before the first Sight Commercial Credit is issued:
Trade Bank’s standard form Continuing Commercial Letter of Credit Agreement;
Before each Sight Commercial Credit is issued:
Trade Bank’s standard form Application For Commercial Letter of Credit;
Before each Sight Commercial Credit is amended:
Trade Bank’s standard form Application For Amendment To Letter of Credit;
Term: No Sight Commercial Credit may expire more than ninety (90) calendar days after the date it is issued.

(b) Standby Credits:
Description And Purpose: Trade Bank will issue standby letters of credit (each a “Standby Credit”) for the account of Borrower the purpose or purposes stated below. Subject to the credit sublimits specified above, these Standby Credits will be issued to support Borrower’s open account trade terms, bid and performance bonds, industrial revenue bonds, worker’s compensation obligations and or the moving of Borrower as a new customer from another bank to Trade Bank. The Standby Credit Sublimit specified above refers to the aggregate undrawn amount of all Standby Credits which may be at any one time outstanding under this Subfacility together with the aggregate amount of all drafts drawn under such Standby Credits which have not been reimbursed as provided below at such time.
This Subfacility may only be used for the following purpose: Importation of computer terminals.
Documents:

Before the first Standby Credit is issued:

Trade Bank’s standard form Standby Letter of Credit Agreement.

Before each Standby Credit is issued:

Trade Bank’s standard form Application For Standby Letter of Credit.

Before each Standby Credit is amended:

Trade Bank’s standard form Application For Amendment To Letter of Credit.
Term: No Standby Credit will expire more than 360 calendar days after the date it is issued. Standby Credits will be available by sight drafts only.
•	Acquisition Subfacility:
Description And Purpose: Subject to Section 5.4 of the Credit Agreement, Trade Bank will permit Advances to be used for acquisitions.
The Subfacility may be used for the following purpose: Proceeds to acquire businesses substatially the same as Borrower’s business.
Term: Any Advance made under the Acquisition Subfacility shall be repaid within eight calendar months after such Advance is made.
REIMBURSEMENTS FOR SIGHT COMMERCIAL CREDITS AND STANDBY CREDITS:
The amount of each drawing paid by Trade Bank under a Sight Commercial Credit or Standby Credit will be reimbursed to Trade Bank as follows:
by Trade Bank having Wells Fargo Bank debit any of Borrower’s accounts with Wells Fargo Bank and forwarding such amount debited to Trade Bank; or
immediately on demand of Trade Bank; or
by treating such amount drawn as an advance to Borrower under Borrower’s Revolving Credit Facility.
DEFAULT INTEREST RATE ON UNREIMBURSED SIGHT COMMERCIAL CREDITS AND STANDBY CREDITS:
Default interest will accrue at a per annum rate equal to the Prime Rate plus five percent (5%) (“Default Interest Rate”) and be paid at least once each month as follows:

All drawings (i) under Sight Commercial Credits and (ii) under Standby Credits, not reimbursed on the day they are paid by Trade Bank, will bear interest at the Default Interest Rate from the date they are paid to the date such payment is fully reimbursed.
BY INITIALING HERE BORROWER AGREES TO ALL THE TERMS OF THIS SUPPLEMENT: